Exhibit 10.1

Execution Version

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

AND

COVANTA HOLDING CORPORATION

LOAN AGREEMENT

Dated as of November 1, 2012

RELATING TO

$20,000,000

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

RESOURCE RECOVERY REVENUE BONDS

(COVANTA ENERGY PROJECT)

SERIES 2012A

$67,225,000

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

RESOURCE RECOVERY REFUNDING REVENUE BONDS

(COVANTA ENERGY PROJECT)

SERIES 2012B

$82,370,000

MASSACHUSETTS DEVELOPMENT FINANCE AGENCY

RESOURCE RECOVERY REFUNDING REVENUE BONDS

(COVANTA ENERGY PROJECT)

SERIES 2012C

i

ii

Section 10.7.	Term of the Agreement	26

Section 10.8.	Binding Effect	26

Section 10.9.	Complete Agreement	26

Section 10.10.	Business Days	26

Section 10.11.	Waiver of Personal Liability	27

Section 10.12.	Waivers	27

EXHIBIT A Description of Project

iii

Loan Agreement

THIS LOAN AGREEMENT (the “Agreement”) dated as of November 1, 2012, between MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a body corporate and politic and a public instrumentality of The Commonwealth of Massachusetts created by and existing under the Massachusetts General Laws, Chapter 23G (with its successors, the “Issuer”), and COVANTA HOLDING CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”);

W I T N E S S E T H:

WHEREAS, the Issuer is empowered pursuant to the provisions of Massachusetts General Laws Chapters 23G and 40D, each as amended (the “Act”), to issue its bonds for the purpose of financing and refinancing industrial development facilities, including solid waste facilities as set forth in the Act; and

WHEREAS, the Company has requested that the Issuer issue its revenue bonds for the purposes of: (i) financing the acquisition, construction and equipping of certain solid waste disposal facilities located in Massachusetts; (ii) redeeming the outstanding principal balance of the Issuer’s Resource Recovery Revenue Bonds (SEMASS System), Series 2001A, the proceeds of which were used to finance the acquisition, construction and equipping of certain existing solid waste disposal facilities of the Company or its subsidiaries located in Massachusetts; and (iii) redeeming the outstanding principal balance of the Issuer’s Resource Recovery Revenue Refunding Bonds (Ogden Haverhill Project) Series 1998A, Series 1998B and Series 1999A, the proceeds of which were used to finance the acquisition, construction and equipping of certain existing solid waste disposal facilities of the Company or its subsidiaries located in Massachusetts (collectively, the “Project”), as more particularly described in Exhibit A hereto, and pursuant to and in accordance with the Act, the Issuer has authorized and undertaken to issue its Resource Recovery Revenue Bonds (Covanta Energy Project) Series 2012A (the “Series 2012A Bonds”), Resource Recovery Refunding Revenue Bonds (Covanta Energy Project) Series 2012B (the “Series 2012B Bonds”), and Resource Recovery Refunding Revenue Bonds (Covanta Energy Project) Series 2012C (the “Series 2012C Bonds” and together with the Series 2012A Bonds and the Series 2012B Bonds, the “Bonds”), pursuant to an Indenture of Trust (the “Indenture”) of even date herewith between the Issuer and Wells Fargo Bank, N.A., as trustee (the “Trustee”), the proceeds of which Bonds are to be loaned to the Company pursuant to this Agreement; and

WHEREAS, pursuant to this Agreement, the Company is required to make loan payments sufficient to pay when due the principal of, premium, if any, and interest on the Bonds and related expenses; and

WHEREAS, Covanta Energy Corporation, a Delaware corporation (the “Guarantor”), an affiliate of the Company, will execute a Guaranty Agreement (the “Guaranty”), dated as of even date herewith, whereby the Guarantor will guarantee certain of the payment obligations of the Company under this Agreement in order to further secure the Bonds; and

WHEREAS, pursuant to the Indenture, the Bonds will be issued and the Issuer will assign without recourse to the Trustee its right to receive payments, and certain other rights, under this Agreement; and

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definition of Terms. Unless the context otherwise requires, the terms used in this Agreement shall have the meanings specified in Section 1.1 of the Indenture, as originally executed or as it may from time to time be supplemented or amended as provided therein.

Section 1.2. Definitions. As used herein:

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and its subsidiaries, including the Guarantor, taken as a whole.

Section 1.3. Number and Gender. The singular form of any word used herein, including the terms defined in Section 1.1 of the Indenture, shall include the plural, and vice versa. The use herein of a word of any gender shall include all genders.

Section 1.4. Articles, Sections, Etc. Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivisions of this Agreement as amended from time to time. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole. The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE COMPANY

Section 2.1. Representations of the Issuer. The Issuer makes the following representations as the basis for its undertakings herein contained:

(a) it is a body politic and corporate and a public instrumentality of The Commonwealth of Massachusetts, established under Chapter 23G of the Massachusetts General Laws, with the power under and pursuant to the Act to execute and deliver this Agreement and the Indenture and to perform its obligations hereunder and thereunder, and to issue and sell the Bonds pursuant to the Indenture;

(b) it has taken all necessary action and has complied with all provisions of the Constitution of The Commonwealth of Massachusetts and the Act required to make this Agreement, the Indenture and the Bonds the valid obligations of the Issuer which they purport to be; and, when executed and delivered by the parties hereto, each of this Agreement and the Indenture will constitute a valid and binding agreement of the Issuer enforceable in accordance with its terms, except as enforceability may be subject to the exercise of judicial discretion in accordance with general equitable principles and to applicable bankruptcy, insolvency, reorganization, moratorium and other laws for the relief of debtors heretofore or hereafter enacted to the extent that the same may be constitutionally applied;

(c) when delivered to and paid for by the initial purchasers in accordance with the terms of the Indenture, the Bonds will constitute valid and binding special obligations of the Issuer enforceable in accordance with their terms, except as enforceability may be subject to the exercise of judicial discretion in accordance with general equitable principles and to applicable bankruptcy, insolvency, reorganization, moratorium and other laws for the relief of debtors heretofore or hereafter enacted to the extent that the same may be constitutionally applied, and will be entitled to the benefits of the Indenture; and

(d) the Issuer makes no other representations or warranties, either express or implied, of any nature or kind, including, without limitation, a representation or warranty that interest on the Bonds is or will continue to be exempt from federal or state income taxation.

Section 2.2. Representations and Warranties of the Company. The Company represents and warrants to the Issuer that, as of the date of execution of this Agreement and as of the date of delivery of the Bonds to the initial purchaser thereof (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Bonds or any investigations by or on behalf of the Issuer or the results thereof):

(a) The Company has full legal right, power and authority under the laws of the United States and the Commonwealth (i) to enter into this Agreement and the Tax Certificate (collectively, the “Company Loan Documents”), (ii) to agree to be bound by the terms of the Indenture, (iii) to perform its obligations hereunder and thereunder, and (iv) to consummate the transactions contemplated by the Company Loan Documents.

(b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has, by proper corporate action, duly authorized the execution and delivery of the Company Loan Documents and the performance of its obligations thereunder.

(c) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting the rights of creditors generally and by judicial discretion in the exercise of equitable remedies. Upon the execution and delivery hereof and thereof, each of the Company Loan Documents will constitute a valid and binding obligation of the Company, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting creditors’ rights generally and by judicial discretion in the exercise of equitable remedies.

(d) The execution and delivery of the Company Loan Documents and the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby do not and will not conflict with, or constitute a breach or result in a violation of, the articles of incorporation or bylaws of the Company, will not violate any law, regulation, rule or ordinance or any material order, judgment or decree of any federal, state or local court and (with due notice or the passage of time, or both), do not conflict with, or constitute a breach of, or a default under, or result in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any material document, instrument or commitment to which the Company is a party or by which the Company or any of its property is bound.

(e) Neither the Company nor any of its businesses or properties, nor any relationship between the Company or any other person, nor any circumstances in connection with the execution, delivery and performance by the Company of the Company Loan Documents or the offer, issue, sale or delivery by the Issuer of the Bonds, is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Company other than those already obtained.

(f) Other than as disclosed in the Company’s filings with the Securities and Exchange Commission, the Company has not been served with and, to the knowledge of the Company there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or threatened against the Company which (i) affects or seeks to prohibit, restrain or enjoin the issuance, sale or delivery of the Bonds or the lending of the proceeds of the Bonds to the Company or the execution and delivery of the Company Loan Documents, (ii) affects or questions the validity or enforceability of the Company Loan Documents, or (iii) questions the power or authority of the Company to carry out the transactions contemplated by, or to perform its obligations under the Company Loan Documents or the powers of the Company to own, acquire, equip or operate the Project.

(g) Other than as disclosed in the Company’s filings with the Securities and Exchange Commission, the Company is not in default under any document, instrument or commitment to which the Company is a party or to which it or any of its property is subject which default would or could reasonably be expected to have a Material Adverse Effect.

(h) Any certificate signed by the Company or an Authorized Representative of the Company and delivered pursuant to the Company Loan Documents or the Indenture shall be deemed a representation and warranty by the Company to the Issuer and the Trustee of the statements made therein.

(i) The Costs of the Project are as set forth in the Tax Certificate and have been determined in accordance with sound engineering/construction and accounting principles.

(j) All of the information provided and representations made by the Company in the Tax Certificate are true and correct as of the date thereof.

(k) The Project consists and will consist of those facilities described in Exhibit A hereto and the Company shall not make any changes to the Project or to the operation thereof that would adversely affect the qualification of the Project under the Act or impair the exemption from federal income taxation of the interest on the Bonds. In particular, the Company shall comply with all requirements set forth in the Tax Certificate.

(l) To the Company’s knowledge, no director, member, officer or other official of the Issuer has any financial interest in the Company or the Project.

(m) That all certificates, approvals, permits and authorizations with respect to the construction of the Project of applicable local governmental agencies, the Commonwealth and the federal government have been obtained, or if not yet obtained, are expected to be obtained in due course.

(n) No event has occurred and no condition exists which would constitute an Event of Default or Loan Default Event which, with the passing of time or with the giving of notice or both, would become such an Event of Default or Loan Default Event.

ARTICLE III

ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS

Section 3.1. Agreement to Issue Bonds; Application of Bond Proceeds.

(a) The Issuer agrees that it will issue under the Indenture, sell and cause to be delivered to the purchasers thereof, the Bonds. The Issuer will thereupon apply the proceeds received from the sale of the Bonds as provided herein and in the Indenture. [The Company agrees to pay, from funds other than the proceeds of the Bonds, all costs of issuance of the Bonds promptly following demand therefor (including without limitation all out of pocket expenses and costs of issuance reasonably incurred by the Issuer in connection with the issuance of the Bonds).]

(b) The Company agrees that it will acquire, construct, improve, install and equip, or complete the acquisition, construction, improvement, installation and equipping of, the Project, substantially in accordance with the description of the Project set forth in Exhibit A, it being understood that the approval of the Issuer shall not be required for changes in such description which do not substantially alter the purpose and description of the Project as set forth in Exhibit A hereto. The Company further agrees to proceed with due diligence to complete the Project within three years from the date of issuance of the Bonds. The Company shall not make any changes to the Project or to the operation thereof which would adversely affect the qualification of the Project as “industrial development facilities” as defined under the Act or impair the exemption from federal income taxation of the interest on the Bonds. In particular, the Company agrees to comply with all requirements set forth in the Tax Certificate.

(c) In the event that the Company desires to alter or change the Project, and such alteration or change substantially alters the purpose and description of the Project as described in Exhibit A hereto, the Company shall be required to deliver to the Issuer:

(i) a certificate of an Authorized Representative of the Company describing in detail the proposed changes and stating that they will not have the effect of disqualifying the Project as solid waste disposal facilities that may be financed pursuant to the Act or Section 142(a)(6) of the Code;

(ii) a copy of the proposed form of amended or supplemented Exhibit A hereto; and

(iii) an Approving Opinion addressed to the Trustee with a copy to be delivered to the Issuer relating to such proposed changes.

Section 3.2. Disbursements from the Project Fund; Disbursements from the Costs of Issuance Fund.

(a) The Company will authorize and direct the Trustee, upon compliance with Section 3.4 of the Indenture, to disburse the moneys in the Project Fund only for the following purposes (and not for Costs of Issuance), subject to the provisions of Section 3.3 hereof:

(i) Payment to the Company of such amounts, if any, as shall be necessary to reimburse the Company in full for all advances and payments made by it no more than 18 months prior to the Issuance Date.

(ii) Payment to any vendors, suppliers or contractors to construct and install the Project, as provided in the plans, specifications and work orders therefor; and payment of the miscellaneous expenses incidental thereto.

(iii) Payment of the fees, if any, of architects, engineers, legal counsel and supervisors expended in connection with the construction and installation of the Project.

(iv) Payment of taxes including property taxes, assessments and other charges, if any, that may become payable during the construction period with respect to the Project, or reimbursement thereof, if paid by the Company.

(v) Payment of any other Costs of the Project permitted by the Tax Certificate (but not including any Costs of Issuance).

Each of the payments referred to in this Section 3.2(a) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.4 of the Indenture, signed by an Authorized Representative of the Company.

(b) The Company will authorize and direct the Trustee in writing, upon compliance with Section 3.5 of the Indenture, to disburse the moneys in the Costs of Issuance Fund to or on behalf of the Company only for Costs of Issuance. Each of the payments referred to in this Section 3.2(b) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.5 of the Indenture, signed by an Authorized Representative of the Company.

(c) All disbursements from the Project Fund and the Costs of Issuance Fund must comply with the requirements of the Tax Certificate. The Trustee shall not be obligated to determine whether said disbursements are in compliance with the Tax Certificate.

Section 3.3. Establishment of Completion Date; Obligation of Company to Complete.

As soon as practicable after the construction, acquisition, installation, equipping and improvement of the Project is completed, an Authorized Representative of the Company, on behalf of the Company, shall evidence the Completion Date by providing a certificate to the Trustee upon which the Trustee may conclusively rely and to the Issuer (if so requested by the Issuer) stating that the construction of the Project has been completed substantially in accordance with the plans, specifications and work orders therefor, and all labor, services, materials and supplies used in the construction have been paid or provided for. Notwithstanding the foregoing, such certificate may state that it is given without prejudice to any rights of the Company against third parties for any claims or for the payment of any amount not then due and payable which exists at the date of such certificate or which may subsequently exist.

All moneys remaining in the Project Fund after the Completion Date (other than moneys relating to provisional payments) and after payment or provision for payment of all other Costs of the Project have been provided for shall be transferred to the Surplus Account in accordance with Section 3.4 of the Indenture and applied as provided therein.

In the event the moneys in the Project Fund available for payment of the Costs of the Project are or will be insufficient to pay the costs of construction, installation and equipping of the Project in full, the Company agrees to pay directly, or to deposit in the Project Fund moneys sufficient to pay, any costs of completing the construction, installation and equipping of the Project in excess of the moneys available for such purpose in the Project Fund. The Issuer makes no express or implied warranty that the moneys deposited in the Project Fund and available for payment of the Costs of the Project, under the provisions of this Agreement, will be sufficient to pay all the amounts which may be incurred for such costs. The Company agrees that if, after exhaustion of the moneys in the Project Fund, the Company should pay, or deposit moneys in the Project Fund for the payment of, any portion of the Costs of the Project pursuant to the provisions of this Section, they shall not be entitled to any reimbursement therefor from the Issuer, from the Trustee or from the holders of any of the Bonds, nor shall they be entitled to any diminution of the amounts payable under Section 4.2 hereof.

Section 3.4. Investment of Moneys in Funds. Any moneys in any fund or account held by the Trustee shall, at the specific written request of an Authorized Representative of the Company, be invested or reinvested by the Trustee as provided in the Indenture. Such investments shall be held by the Trustee and shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon, and any profit or loss realized therefrom, shall be credited or charged to such fund or account. The Company acknowledges that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant the Company the right to receive brokerage confirmations of security transactions from the Trustee as they occur, the Company specifically waives receipt of such confirmations to the extent permitted by law.

Section 3.5. Covenant as to Payment; Faith and Credit of Commonwealth Not Pledged. The Issuer covenants that it will promptly pay or cause to be paid the principal of, interest, premium, if any, and other charges, if any, on the Bonds at the place, on the dates and in the manner provided in the Indenture and in the Bonds, provided, however, that the Bonds do not now and shall never constitute a general obligation of the Issuer or a debt or pledge of the faith and credit of The Commonwealth of Massachusetts, and all covenants and undertakings by the Issuer hereunder and under the Indenture and the Bonds to make payments are special obligations of the Issuer payable solely from the revenues and funds pledged hereunder and under the Indenture. The Issuer agrees that the Trustee may enforce all rights of the Issuer (except the Unassigned Issuer Rights) and all obligations of the Company hereunder, whether or not the Issuer is in default hereunder or under the Indenture.

ARTICLE IV

LOAN OF PROCEEDS; REPAYMENT PROVISION

Section 4.1. Loan of Bond Proceeds; Issuance of Bonds. The Issuer covenants and agrees, upon the terms and conditions in this Agreement, to make a loan to the Company from the proceeds of the Bonds for the purpose of financing and refinancing the Project. Pursuant to said covenant and agreement, the Issuer will issue the Bonds upon the terms and conditions contained in this Agreement and the Indenture.

Section 4.2. Loan Payments and Payment of Other Amounts.

(a) On or before 10:00 a.m. (New York City time) on each Bond Payment Date (as hereinafter defined), until the principal of, premium, if any, and interest on, the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Company covenants and agrees to pay to the Trustee as a repayment on the loan made to the Company from Bond proceeds pursuant to Section 4.1 hereof, a sum equal to the amount payable on such Bond Payment Date as principal of, and premium, if any, and interest on, the Bonds as provided in the Indenture. Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee. The term “Bond Payment Date” as used in this Section shall mean any date upon which any such amounts payable with respect to the Bonds shall become due, whether upon redemption, acceleration, maturity or otherwise.

Each payment made pursuant to this Section 4.2(a) shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption or acceleration) and premium, if any, becoming due and payable on the Bonds on each Bond Payment Date; provided that any amount held by the Trustee in the Bond Fund on any due date for a Loan Payment hereunder shall be credited against the Loan Payment due on such date, to the extent available for such purpose; and provided further that, subject to the provisions of this paragraph, if at any time the amounts held by the Trustee in the Bond Fund (other than the Letter of Credit Account) are sufficient to pay all of the principal of and interest and premium, if any, on the Bonds as such payments become due, the Company shall be relieved of any obligation to make any further payments under the provisions of this Section. Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption or acceleration) and interest and premium, if any, on the Bonds as such payments become due, the Company shall forthwith pay such deficiency as a Loan Payment hereunder.

The obligation of the Company to make any payment required by this Section 4.2(a) shall be deemed to have been satisfied to the extent of any corresponding payment made to the Trustee (i) by a Credit Provider pursuant to a Letter of Credit then in effect with respect to the Bonds or (ii) by the Guarantor pursuant to the Guaranty. Upon initial issuance of the Bonds no Letter of Credit has been provided.

(b) The Company further covenants that it will make any payments required to be made pursuant to Sections 2.4, 4.6 and 4.8 of the Indenture at the applicable Purchase Price thereof by 12:45 p.m. (New York City time) on the Purchase Date in federal or other immediately available funds; provided, however the obligation to make such payments shall have been deemed satisfied to the extent that such Purchase Price shall have been paid from remarketing proceeds, from a draw under a Letter of Credit pursuant to Section 4.7(D) of the Indenture, or from payment by the Guarantor pursuant to the Guaranty.

(c) The Company further covenants that it will make any Change of Control Payment required to be made pursuant to Section 5.14 hereof by 2:00 p.m. (New York City time) on the Change of Control Payment Date (as defined in Section 5.14 hereof) in federal or other immediately available funds.

(d) The Company also agrees to pay (i) the annual fee of the Trustee and the Tender Agent, if any, for their ordinary services rendered as trustee or tender agent, respectively, and their ordinary expenses incurred under the Indenture, as and when the same become due, (ii) the reasonable fees, charges and expenses (including reasonable legal fees and expenses) of the Trustee, as bond registrar and paying agent, the reasonable fees of any other Paying Agent as provided in the Indenture, and (iii) the reasonable fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture, as and when the same become due. The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust.

(e) The Company covenants and agrees to pay to or on behalf of the Issuer (i) the reasonable fees and expenses of the Issuer and its counsel in connection with this Agreement, the Project, the Bonds or the Indenture, including, without limitation, any and all fees and expenses incurred in connection with the authorization, issuance, sale and delivery of the Bonds and the administration of the Bonds, (ii) the Issuer’s fee for the issuance of the Bonds in the amount of $1,022,975.00, and (iii) all other amounts that the Company agrees to pay under the terms of this Agreement; provided, that the aggregate of all such amounts paid to the Issuer shall not equal or exceed an amount which would cause the “yield” on this Agreement or any other “acquired purpose obligation” to be “materially higher” than the “yield” on the Bonds, as such terms are used in the Code. Such fees and expenses shall be paid directly to the Issuer for its own account as and when such fees and expenses become due and payable. When the Issuer incurs expenses or renders services after the occurrence of a Loan Default Event specified in Section 7.1(d), the expenses and the compensation for the services are intended to constitute expenses of administration under any federal or state bankruptcy, insolvency, arrangement, moratorium, reorganization or other debtor relief law.

(f) The Company also agrees to pay the reasonable fees, charges and expenses of the Remarketing Agent in accordance with the Remarketing Agreement. Such payments shall be made directly to the Remarketing Agent. The Issuer shall have no obligation whatsoever with respect to the payment of fees, charges and expenses of the Remarketing Agent.

(g) The Company agrees to pay any amounts required to be deposited in the Rebate Fund to comply with the provisions of the Tax Certificate and to pay the fees, charges and expenses of any rebate analyst engaged by the Company.

Section 4.3. Unconditional Obligation. The obligations of the Company to make the Loan Payments and the other payments required by Section 4.2 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer, and during the term of this Agreement, the Company shall pay all payments required to be made on account of this Agreement as prescribed in Section 4.2 and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off. Until such time as the principal of, premium, if any, and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Company (i) will not suspend or discontinue any payments provided for in Section 4.2; (ii) will perform and observe all of its other covenants contained in this Agreement; and (iii) except as provided in Article VIII hereof, will not terminate this Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the Commonwealth or any political subdivision of either of these, or any failure of the Issuer or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Indenture, except to the extent permitted by this Agreement.

Section 4.4. Assignment of Issuer’s Rights. As security for the payment of the Bonds, the Issuer will assign without recourse to the Trustee the Issuer’s rights under this Agreement, including the right to receive Loan Payments hereunder (except the Unassigned Issuer Rights). The Issuer hereby directs the Company to make the Loan Payments required hereunder directly to the Trustee for deposit as contemplated by the Indenture. The Issuer hereby directs the Company to make the Purchase Price Payments required hereunder directly to the Trustee or the Tender Agent as contemplated by the Indenture. The Company hereby consents to such assignment and agrees to make payments directly to the Trustee or the Tender Agent, as the case may be, without defense or set-off by reason of any dispute between the Company and the Issuer or the Trustee.

Section 4.5. Amounts Remaining in Funds. It is agreed by the parties hereto that after payment in full of (i) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (ii) the fees, charges and expenses of the Issuer, the Trustee, the Tender Agent and any Paying Agents in accordance with the Indenture, (iii) all other amounts required to be paid under this Agreement and the Indenture, and (iv) if applicable, payment to any Credit Provider of any amounts owed to the Credit Provider under the Reimbursement Agreement with respect to a Letter of Credit, any amounts remaining in any fund held by the Trustee under the Indenture (excepting the Rebate Fund) shall be paid as provided in Section 10.1 of the Indenture. Notwithstanding any other provision of this Agreement or the

Indenture, under no circumstances shall proceeds of a draw on a Letter of Credit or remarketing proceeds be paid to the Issuer, the Guarantor, the Company, or an affiliate of either the Guarantor or the Company.

ARTICLE V

SPECIAL COVENANTS AND AGREEMENTS

Section 5.1. Right of Access to the Project. The Company agrees that during the term of this Agreement the Issuer, the Trustee, and the duly authorized agents of either of them shall have the right at all reasonable times during normal business hours to enter upon each site where any part of the Project is located and to examine and inspect the Project; provided that reasonable notice shall be given to the Company at least five (5) Business Days prior to such examination or inspection, and such inspection shall not disturb the Company’s normal business operations.

Section 5.2. The Company’s Maintenance of Its Existence. The Company covenants and agrees that during the term of this Agreement it will maintain its existence as a corporation or other entity in good standing and qualified to do business in the Commonwealth, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not combine or consolidate with or merge into another entity (any such sale, disposition, combination or merger shall be referred to hereafter as a “transaction”); provided that the Company may undertake any of the foregoing, if (i) the surviving or resulting transferee, person or entity, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Company hereunder and under the Tax Certificate, or the Company retains all such obligations, (ii) if the Company is not the surviving or resulting entity, the surviving or resulting transferee, person or entity, as the case may be, qualifies to do business in the Commonwealth, (iii) the Company shall deliver to the Trustee prior to the consummation of the transaction an Approving Opinion, and (iv) the long-term credit rating on the Bonds, as determined by at least one Rating Agency that maintains a rating on the Bonds, is no lower than the rating by such Rating Agency on the Bonds immediately prior to such transaction. In the event that the Company is unable to meet the test set forth in clause (iv) in the immediately preceding sentence in connection with the foregoing, the Company shall make a Change of Control Offer for the Bonds pursuant to Section 5.14 hereof. If the Company sells or disposes of any material part of its assets, whether or not such sale or disposition constitutes a sale or disposition of all or substantially all of its assets, the Company, at its election, may either (A) provide the items set forth in clauses (iii) and (iv) above or (B) make a Change of Control Offer for the Bonds, as described in Section 5.14 hereof. In either event, the provisions of this Section will be deemed to have been satisfied. If the transaction or other sale or disposition of assets by the Company results in a Change of Control, then the Company is required to make a Change of Control Offer for the Bonds, as described in Section 5.14 hereof.

If a merger, consolidation, sale or other transfer is effected, as provided in this Section, all provisions of this Section shall continue in full force and effect and no further merger, consolidation, sale or transfer shall be effected except in accordance with the provisions of this Section.

Section 5.3. Records and Financial Statements of Company. The Company covenants and agrees at all times to keep, or cause to be kept, proper books of record and account, prepared in accordance with generally accepted accounting principles, in which complete and accurate entries shall be made of all transactions of or in relation to the business, properties and operations of the Company relating to the transactions contemplated by the Company Loan Documents. Such books of record and account shall be available for inspection by the Issuer or the Trustee during normal business hours and under reasonable circumstances.

Section 5.4. Insurance. The Company agrees to insure the Project during the term of this Agreement for such amounts and for such occurrences as are customary for similar facilities of the Company within the Commonwealth, by means of policies issued by reputable insurance companies qualified to do business in the Commonwealth or through “self insurance” in accordance with the ordinary course of business of the Company and the Guarantor.

Section 5.5. Maintenance and Repairs; Taxes; Utility and Other Charges; Compliance with Law; Permitted Purposes. The Company agrees to maintain the Project during the term of this Agreement (i) in as reasonably safe condition as its operations shall permit and (ii) in good repair and in good operating condition, ordinary wear and tear excepted, making from time to time all necessary repairs thereto and renewals and replacements thereof, except if and to the extent non-compliance with such provisions (i) and (ii), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

The Company agrees to pay or cause to be paid during the term of this Agreement, except if and to the extent non-compliance with each of the following clauses (i) and (ii), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all taxes, governmental charges of any kind lawfully assessed or levied upon the Project or any part thereof, including any taxes levied against any portion of the Project which, if not paid, will become a charge on the receipts from the Project and (ii) all assessments and charges lawfully made by any governmental body for public improvements that in either case are secured by a lien on the Project, provided that with respect to taxes, assessments or other governmental charges that may lawfully be paid in installments over a period of time, the Company shall be obligated to pay, when due, only such installments as are required to be paid during the term of this Agreement. The Company may, at the Company’s expense and in the Company’s name, in good faith, contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during that period of such contest and any appeal therefrom unless by such nonpayment the Project or any part thereof will be subject to loss or forfeiture during a period of such contest and could reasonably be expected to have a Material Adverse Effect.

In the acquisition, construction, maintenance, improvement and operation of the Project, the Company covenants that it has complied and will comply with all applicable building, zoning, land use, environmental protection, historical preservation, sanitary and safety laws, rules and regulations, and all applicable grant, reimbursement and insurance requirements, and will not permit a nuisance thereon; but it shall not be a breach of this subsection (i) if the Company fails to comply with such laws, rules, regulations and requirements (other than Chapter 21E of the Massachusetts General Laws, as amended) during any period in which the Company is diligently and in good faith contesting the validity thereof, provided that the security created or intended to be created hereby is not unreasonably jeopardized thereby or (ii) if and to the extent non-compliance with the provisions of this subsection, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

The Company agrees that the Project shall be used only for the purposes described in the Act. The Company acknowledges that it is fully familiar with the physical condition of the Project and that it is not relying on any representation of any kind by the Issuer or the Trustee concerning the nature or condition thereof. Neither the Issuer nor the Trustee shall be liable to the Company or any other person for any latent or patent defect in the Project.

Section 5.6. Qualification in Massachusetts. The Company agrees that throughout the term of this Agreement it, or any successor or assignee as permitted by Section 5.2, will be qualified to do business in the Commonwealth.

Section 5.7. Tax Covenant. The Company covenants and agrees that it shall at all times do and perform all acts and things permitted by law and this Agreement and the Indenture which are necessary in order to assure that interest paid on the Bonds (or any of them) will be excludable from gross income of the owners thereof for federal income tax purposes and shall take no action that would result in such interest not being excludable from gross income for federal income tax purposes. Without limiting the generality of the foregoing, the Company agrees to comply with the provisions of the Tax Certificate, which are hereby incorporated herein. This covenant shall survive payment in full or defeasance of the Bonds.

Section 5.8. Continuing Disclosure. The Company hereby covenants and agrees to comply, or to cause compliance with, when and if applicable, the continuing disclosure requirements set forth in the Continuing Disclosure Agreement. Notwithstanding any other provision of this Agreement, failure of the Company to comply, or to cause compliance with, the requirements of the Continuing Disclosure Agreement shall not be considered a Loan Default Event.

Section 5.9. Assignment by Company. The rights and obligations of the Company under this Agreement may be assigned by the Company to any person or entity in whole or in part, subject, however, to each of the following conditions:

(a) No assignment other than pursuant to Section 5.2 hereof shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any assignment not pursuant to Section 5.2 hereof the Company shall continue to remain primarily liable for the payments specified in Section 4.2 hereof and for performance and observance of the other agreements on its part herein provided to be performed and observed by it.

(b) Any assignment from the Company other than pursuant to Section 5.2 hereof shall retain for the Company such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the Company shall assume in writing the obligations of the Company hereunder to the extent of the interest assigned.

(c) Within thirty (30) calendar days after delivery thereof, the Company shall furnish or cause to be furnished to the Issuer, the Credit Provider, if any, and the Trustee a true and complete copy of each such assignment together with an instrument of assumption.

(d) The Company shall furnish to the Issuer, the Credit Provider, if any, and the Trustee an Approving Opinion addressed to the Issuer and the Trustee.

Section 5.10. Cooperation in Filings and Other Matters. The Issuer and the Company agree to cooperate, upon the request of either party, at the expense of the Company in the filing and renewal of UCC-1 Financing Statements, if any.

Section 5.11. Letter of Credit.

(a) At any time the Company may, at its option, provide for the delivery to the Trustee of a Letter of Credit or Alternate Letter of Credit (hereafter collectively referred to as a “Credit Instrument”) and the Company shall, in any event, cause to be delivered a Credit Instrument at least twenty (20) calendar days before the expiration date of any existing Letter of Credit, unless otherwise permitted by the Indenture. A Credit Instrument shall be an irrevocable letter of credit or other irrevocable credit facility (including, if applicable, a confirming letter of credit), issued by a Credit Provider, the terms of which shall be acceptable to the Trustee and shall otherwise comply with the requirements of the Indenture; provided, that the expiration date of such Credit Instrument shall be a date not earlier than one year from its date of issuance, subject to earlier termination upon payment of the Bonds in full or provision for such payment in accordance with Article X of the Indenture. On or prior to the date of the delivery of a Credit Instrument to the Trustee, the Company shall cause to be furnished to the Trustee (i) an opinion of Bond Counsel addressed to the Trustee stating to the effect that the delivery of such Credit Instrument to the Trustee is authorized under the Indenture and complies with the terms hereof and will not in and of itself adversely affect the Tax-exempt status of interest on the Bonds, (ii) an opinion of counsel to the Credit Provider issuing such Credit Instrument stating to the effect that such Credit Instrument is enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, reorganization or similar laws limiting the enforceability of creditors’ rights generally and except that no opinion need be expressed as to the availability of any discretionary equitable remedies), (iii) written evidence from the Rating Agency that the Bonds shall have a long-term rating of “A” (or equivalent) or higher or, if the Bonds only have a short-term rating, such short-term rating shall be in the highest short-term rating category (without regard to “+”s or “-”s) and (iv) if no Rating Agency is then rating the Bonds, an opinion of Bond Counsel addressed to the Trustee or an opinion of counsel to the Credit Provider addressed to the Trustee to the effect that payments under such Credit Instrument will not constitute a voidable preference under Section 547 of the United States Bankruptcy Code as then in effect if a petition in bankruptcy is filed by or against the Company, the Guarantor or the Issuer or an affiliate or a subsidiary of any of them.

(b) The Company shall provide to the Trustee (with a copy to the Issuer) a written notice at least fifteen (15) calendar days prior to the effective date of any Alternate Letter of Credit (and in no event later than thirty-five (35) calendar days prior to the expiration of any existing Letter of Credit) identifying the Alternate Letter of Credit, if any, and the rating which will apply to the Bonds after the effective date.

Section 5.12. Maintenance of Guaranty; Remarketing Agreement with Guarantor; Appointment of Remarketing Agent. Throughout the term of this Agreement the Company will cause the Guarantor or any permitted assignee or successor under the Guaranty to maintain in full force and effect the Guaranty. So long as the Bonds are subject to remarketing under the Indenture, in the event a Remarketing Agreement is entered into with the Guarantor and without the Company as a party thereto, any applicable provision of the Indenture with respect to the Remarketing Agreement bestowing any duty upon, creating any right or privilege of, or requiring notice to or consent or approval of the Company may be satisfied by the Guarantor in lieu of the Company. The Company agrees to appoint a Remarketing Agent when and as necessary, pursuant to the provisions of Section 8.10 of the Indenture.

Section 5.13. Compliance with Indenture. The Company recognizes that the Indenture contains provisions that, among other things, relate to matters affecting the payment of Costs of the Project and the administration and investment of certain funds. The Company has reviewed the Indenture and hereby assents to all provisions of the Indenture. The Company shall take such action as may be reasonably necessary in order to enable the Issuer and the Trustee to comply with all requirements and to fulfill all covenants of the Indenture to the extent that compliance with such requirements and fulfillment of such covenants are dependent upon any observance or performance required of the Company by the Indenture or this Agreement.

Section 5.14. Change of Control. The provisions of this Section 5.14 shall be effective only with respect to Bonds in a Term Interest Rate Period that are not secured by a Letter of Credit. If a Change of Control occurs, unless the Company has exercised its right to optionally redeem all of the Bonds pursuant to the Indenture, the Company will make an offer to purchase all of the Bonds (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Bonds plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the Change of Control Payment Date (as defined below)) The Company will also make a Change of Control Offer if (a) the Guarantor is required to cause the Company to make a Change of Control Offer under Section 10 of the Guaranty or (b) the Company elects to, or must, make a Change of Control Offer under Section 5.2 of this Agreement (each, an “Other Offer Triggering Event”).

Within 30 days following any Change of Control or Other Offer Triggering Event, unless the Company has exercised its right to optionally redeem all of the Bonds pursuant to the Indenture, the Company will direct the Trustee to mail a notice of such Change of Control Offer to each Holder stating:

(1) that a Change of Control Offer is being made and that all Bonds properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Bonds plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on an interest payment date);

(2) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Bonds repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Bonds or portions of Bonds (of $100,000 or larger integral multiples of $5,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Bonds or portions of Bonds so tendered; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Bonds so accepted together with a Certificate of the Company stating the aggregate principal amount of Bonds or portions of Bonds being purchased by the Company in accordance with the terms of this Section 5.14.

The Paying Agent will promptly mail to each Holder of Bonds tendered in accordance with the terms hereof and of the Indenture the Change of Control Payment for such Bonds, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Bond equal in principal amount to any unpurchased portion of the Bonds surrendered, if any; provided that each such new Bond will be in a principal amount of $100,000 or integral multiples of $5,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant Interest Payment Date to the Holder in whose name a Bond is registered at the close of business on such record date.

Prior to the Company making a Change of Control Payment, and as a condition to such payment, (1) the requisite holders of each other issue of indebtedness of the Company issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or Other Offer Triggering Event or (2) the Company will repay all outstanding indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Company will offer to repay all such indebtedness, and make payment to the holders of such indebtedness that accept such offer, and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such indebtedness. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the indenture if the Company fails to comply with such covenant.

The Company will not be required to make a Change of Control Offer upon a Change of Control or Other Offer Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Company and purchases all Bonds validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with any securities laws or regulations in connection with the repurchase of Bonds pursuant to a Change of Control Offer.

To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture or this Agreement, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture or this Agreement by virtue of the conflict.

ARTICLE VI

[RESERVED]

ARTICLE VII

LOAN DEFAULT EVENTS AND REMEDIES

Section 7.1. Loan Default Events. Any one of the following which occurs and continues shall constitute a Loan Default Event:

(a) Failure of the Company to make any Loan Payment required by Section 4.2(a) hereof when due; or

(b) Failure of the Company to make any Purchase Price Payment or any Change of Control Payment required by Section 4.2(b) or Section 4.2(c) hereof, respectively, when due; or

(c) Failure of the Company to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Agreement (other than as provided in clause (a) or (b) above), which continues for a period of thirty (30) calendar days after written notice by the Issuer or the Trustee delivered to the Company and the Credit Provider, if any, which notice shall specify such failure and request that it be remedied, unless the Issuer and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, and if at the end of the thirty (30) calendar day period the Company is endeavoring in good faith and proceeding diligently to correct the default, such thirty (30) calendar day period shall be extended until the default is corrected; or

(d) The dissolution or liquidation of the Company or the filing by the Company of a voluntary petition in bankruptcy, or failure by the Company promptly to cause to be lifted any execution, garnishment or attachment of such consequence as will impair the Company’s ability to carry on its obligations hereunder, or the entry of any order or decree granting relief in any involuntary case commenced against the Company under any present or future federal bankruptcy act or any similar federal or state law, or a petition for such an order or decree shall be filed in any court and such petition or decree shall not be discharged or denied within ninety (90) calendar days after the filing thereof, or if the Company shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of the Company shall be appointed in any proceeding brought against the Company and shall not be discharged within ninety (90) calendar days after such appointment or if the Company shall consent to or acquiesce in such appointment, or assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against the Company under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Company shall remain undismissed (subject to no further appeal) for a period of ninety (90) calendar days; provided, the term “dissolution or liquidation of the Company,” as used in this subsection, shall not be construed to include the cessation of the existence of the Company resulting either from a merger or consolidation of the Company into or with another entity or a dissolution or liquidation of the Company following a transfer of all or substantially all of its assets as an entirety or under the conditions permitting such actions contained in Section 5.2 hereof; or

(e) An “Event of Default” (as respectively defined therein) under the Indenture or the Guaranty occurs and is continuing.

(f) So long as any of the Bonds are in a Term Interest Rate Period and no Letter of Credit is in effect, if (I) an event of default has occurred and is continuing under, and as defined in either (A) the Corporate Note Indenture, as amended, restated or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of other indebtedness outstanding or available to be borrowed thereunder) all or any portion of indebtedness under such agreement, and any successor or replacement agreement (the “Note Indenture”) or (B) any other senior unsecured indebtedness of the Company as may exist from time to time in a principal amount of $50 million or more (“Other Senior Debt”), and (II) any such event of default under the Note Indenture or Other Senior Debt has resulted in the acceleration of the obligations owed under such facility prior to their respective final stated maturities and provided that, in the event that such acceleration has been rescinded, such Loan Default Event hereunder will be deemed cured for all purposes and of no further effect.

Section 7.2. Remedies on Default. Subject to Section 7.1 hereof, whenever any Loan Default Event shall have occurred and shall be continuing,

(a) The Trustee, by written notice to the Issuer, the Company and the Credit Provider, if any, shall declare the unpaid balance of the loan payable under Section 4.2(a) of this Agreement to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture. Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Section 7.1 of the Indenture.

(b) The Trustee may have access to and may inspect, examine and make copies of the books and records and any and all accounts, data and federal income tax and other tax returns of the Company.

(c) The Issuer or the Trustee may take whatever action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

(d) If applicable, the Trustee shall immediately draw upon any Letter of Credit, if permitted by its terms and required by the terms of the Indenture, and apply the amount so drawn in accordance with the Indenture and may exercise any remedy available to it thereunder.

In case the Trustee, the Credit Provider, if any, or the Issuer shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, the Credit Provider, if any, or the Issuer, then, and in every such case, the Company, the Trustee, the Credit Provider, if any, and the Issuer shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee, the Credit Provider, if any, and the Issuer shall continue as though no such action had been taken.

The Company covenants that, in case a Loan Default Event shall occur with respect to the payment of any Loan Payment payable under Section 4.2(a) hereof, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under said Section, with interest on the amount then overdue at the rate then borne by the Bonds on the day prior to the occurrence of such default.

In the case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law the moneys adjudged or decreed to be payable.

In case proceedings shall be pending for the bankruptcy or for the reorganization of the Company under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or the creditors or property of the Company, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture. Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee and the Issuer any amount due each of them for their respective reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by each of them up to the date of such distribution.

In the event the Trustee incurs expenses or renders services in any proceedings which result from a Loan Default Event under Section 7.1(d) hereof, or from any default which, with the passage of time, would become such Loan Default Event, the expenses so incurred and compensation for services so rendered are intended to constitute expenses of administration under the United States Bankruptcy Code or equivalent law.

Section 7.3. Agreement to Pay Attorneys’ Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees to pay promptly to the Issuer and the Trustee the reasonable fees and expenses of such attorneys and such other reasonable out-of-pocket expenses so incurred by the Issuer and the Trustee, whether incurred at trial, on appeal, in bankruptcy proceedings, or otherwise.

Section 7.4. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer, the Credit Provider, if any, or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required herein or by applicable law. Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee as the assignee of the Issuer. Notwithstanding any other provision hereunder, the Trustee may proceed first against either the Guarantor or the Company in accordance with the terms of the Guaranty and/or this Agreement, respectively, as the Trustee may deem appropriate.

Section 7.5. No Additional Waiver Implied by One Waiver. In the event any agreement or covenant contained in this Agreement should be breached by the Company and thereafter waived by the Issuer, the Credit Provider, if any, or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE VIII

PREPAYMENT

Section 8.1. Redemption of Bonds with Prepayment Moneys. By virtue of the assignment of the rights of the Issuer under this Agreement to the Trustee as is provided in Section 4.4 hereof, the Company agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VIII. The Indenture provides that the Trustee shall use the moneys so paid to it by the Company to redeem the Bonds on the date set for such redemption pursuant to Section 8.5 hereof or to reimburse any Credit Provider for any draw under the Letter of Credit therefor. The Issuer shall call Bonds for redemption as required by Article IV of the Indenture or as requested by the Company pursuant to the Indenture or this Agreement.

Section 8.2. Options to Prepay Installments. The Company shall have the option to prepay the Loan Payments payable under Section 4.2(a) hereof by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof and to cause all or any part of the Bonds to be redeemed at the times and at the prices set forth in Section 4.1(B) of the Indenture if the conditions under said Section 4.1(B) are met and at the times and at the prices set forth in Sections 4.1(C) or 4.1(D) of the Indenture, as the case may be.

Section 8.3. Mandatory Prepayment. If a mandatory redemption of the Bonds is required by Section 4.1(A) of the Indenture, the Company shall have and hereby accepts the obligation to prepay the Loan Payments by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof, to be used to redeem all or a part of the Outstanding Bonds.

Section 8.4. Amount of Prepayment. In the case of a redemption of the Outstanding Bonds in full, the amount to be paid shall be a sum sufficient, together with other funds and the yield on any securities deposited with the Trustee and available for such purpose, to pay (1) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, plus premium, if any, pursuant to the Indenture, (2) all reasonable and necessary fees and expenses (including without limitation reasonable legal fees and expenses) of the Issuer, the Trustee and any Paying Agent accrued and to accrue through final payment of the Bonds and (3) all other liabilities of the Company accrued and to accrue under this Agreement. In the case of redemption of the Outstanding Bonds in part, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and premium, if any, and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds.

Section 8.5. Notice of Prepayment. To exercise an option granted in or to perform an obligation required by this Article VIII, the Company shall give written notice at least fifteen (15) calendar days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.3 of the Indenture, to the Issuer, the Credit Provider, if any, and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made. If the Company fails to give such notice of a prepayment in connection with a mandatory redemption under this Agreement, such notice may be given by the Issuer, by the Trustee or by any Holder or Holders of 10% or more in aggregate principal amount of the Bonds Outstanding. The Issuer and the Trustee, at the written request of the Company or any such Holder, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Issuer shall not be required to make payment of any money required for such redemption) to effect redemption of all or part of the Bonds then Outstanding, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture. The Issuer hereby appoints the Company to give all notices and make all requests to the Trustee with respect to the application of funds paid by the Company as prepayments, including notices of optional redemption of the Bonds in conformity with Article IV of the Indenture.

ARTICLE IX

NON-LIABILITY OF ISSUER; RIGHTS AND DUTIES OF ISSUER; EXPENSES; INDEMNIFICATION

Section 9.1. Non-liability of Issuer. The Issuer shall not be obligated to pay the principal of, or premium, if any, or interest on, or Purchase Price of, the Bonds, except from Revenues. The Company hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Company pursuant to this Agreement, together with other Revenues with respect to the Bonds, including amounts received by the

Trustee under the Guaranty, or the Letter of Credit and investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal and Purchase Price of and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Issuer, the Credit Provider, if any, or any third party. Nothing contained in this Agreement or the Indenture is intended to impose any pecuniary liability on the Issuer nor shall it in any way obligate the Issuer to pay any debt or meet any financial obligations to any person at any time in relation to the Project except from moneys received under the provisions of this Agreement or the Indenture or from the exercise of the Issuer’s rights hereunder or under the Indenture, other than moneys received for its own purposes.

Section 9.2. Expenses. The Company covenants and agrees to indemnify the Issuer and the Trustee against, and to reimburse them promptly for, all reasonable costs and charges, including, without limitation, the Trustee’s compensation provided for in the Indenture and including fees and disbursements of attorneys, accountants, consultants and other experts, incurred in good faith in connection with this Agreement, the Bonds or the Indenture.

Section 9.3. Indemnification. The Company releases the Issuer, the Trustee, the Tender Agent and the Paying Agent and their officers, directors, employees and agents from, and covenants and agrees that neither the Issuer, the Trustee, the Tender Agent nor the Paying Agent or their officers, directors, employees and agents shall be liable for, and covenants and agrees, regardless of any agreement to maintain insurance, to the extent permitted by law, to indemnify and hold harmless the Issuer, the Trustee, the Tender Agent and the Paying Agent and their officers, directors, employees and agents from and against, any and all losses, claims, damages, liabilities or expenses, of every conceivable kind, character and nature whatsoever arising out of, resulting from or in any way connected with: (1) the Project, or the conditions, occupancy, use, possession, conduct or management of, or work done in or about, or from the planning, design, acquisition, installation, construction or equipping of the Project or any part thereof; (2) any accident, injury or damage to any person occurring in or about or as a result of the Project; (3) any breach by the Company of its obligations under this Agreement; (4) any act or omission of the Company or any of its agents, contractors, servants, employees or licensees; (5) the offering, issuance, sale or resale of the Bonds or any certifications, covenants or representations made by the Company in connection therewith and the carrying out of any of the transactions contemplated by the Bonds and this Agreement; (6) the Trustee’s acceptance or administration of the trusts under the Indenture, or the exercise or performance of any of its powers or duties under the Indenture or this Agreement; or (7) any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, in any official statement or other offering circular utilized by the Issuer or any underwriter or placement agent in connection with the sale of the Bonds, provided that the Company shall have no liability under this clause (7) in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based solely upon any untrue statement or omission pertaining only to the Issuer made in any official statement or offering circular with respect to the Bonds under the headings “The Issuer” or “Litigation”; provided further that the foregoing release and indemnity in this Section shall not be required for damages that are determined to have been caused by the gross negligence or willful misconduct on the part of the party seeking such release or indemnity. The indemnity required by this Section shall be only to the extent that any loss sustained by the Issuer or the Trustee exceeds the net proceeds the Issuer or the Trustee receives from any insurance carried with respect to the loss sustained. The Company further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Issuer, the Trustee, the Tender Agent and the Paying Agent and their officers, employees and agents for any and all costs, reasonable attorneys fees and expenses, liabilities or expenses incurred in connection with investigating, defending against or otherwise in connection with any such losses, claims (whether asserted by the Issuer, the Company, a Holder, or any other person), damages, liabilities, expenses or actions, except, with respect to the Trustee, to the extent that the same are determined to have been caused by the gross negligence or willful misconduct of the party claiming such payment or reimbursement or relate to provisions of this indemnity that by their terms the Company shall have no liability therefor. In case any action or proceeding is brought against the Issuer by reason of any such claim, the Company will defend the same at its expense upon notice from the Issuer, and the Issuer will cooperate with the Company, at the expense of the Company, in connection therewith. The provisions of this Section shall survive the discharge of the Indenture, the retirement of the Bonds and the resignation or removal of the Trustee.

Section 9.4. Rights and Duties of Issuer.

(a) Remedies of the Issuer. Notwithstanding any contrary provision in this Agreement or the Indenture, the Issuer shall have the right to take any action not prohibited by law or make any decision not prohibited by law with respect to proceedings for indemnity against the liability of the Issuer and its officers, directors, employees and agents and for collection or reimbursement of moneys due to it under this Agreement or the Indenture for its own account. The Issuer may enforce its rights under this Agreement and the Indenture which have not been assigned to the Trustee by legal proceedings for the specific performance of any obligation contained herein or therein or for the enforcement of any other legal or equitable remedy, and may recover damages caused by any breach by the Company of its obligations to the Issuer under this Agreement or the Indenture, including court costs, reasonable attorney’s fees and other costs and expenses incurred in enforcing such obligations.

(b) Limitations on Actions. Without limiting the generality of Subsection 9.4(c), the Issuer shall not be required to monitor the financial condition of the Company and shall not have any responsibility or other obligation with respect to reports, notices, certificates or other documents filed with it hereunder or under the Indenture.

(c) Responsibility. The Issuer and its officers, directors, employees and agents shall be entitled to the advice of counsel (who may be counsel for any party) and shall not be liable for any action taken or omitted to be taken in good faith in reliance on such advice. They may rely conclusively on any communication or other document furnished to it under this Agreement or the Indenture and reasonably believed by it to be genuine. No such person shall be liable for any action (i) taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or (ii) in good faith omitted to be taken by it because reasonably believed to be beyond the discretion or powers conferred upon it, (iii) taken by it pursuant to any direction or instruction by which it is governed under this Agreement or the Indenture or (iv) omitted to be taken by it by reason of the lack of direction or instruction required for such action, nor shall it be responsible for the consequences of any error of judgment reasonably made by it. The Issuer shall in no event be liable for the application or misapplication of funds, or for other acts or defaults by any person except its own directors, officers and employees. When any consent or other action by the Issuer is called for by this Agreement or the Indenture, the Issuer may defer such action pending such investigation or inquiry or receipt of such evidence, if any, as it may require in support thereof. It shall not be required to take any remedial action (other than the giving of notice) unless reasonable indemnity is provided for any expense or liability to be incurred thereby. It shall be entitled to reimbursement for expenses reasonably incurred or advances reasonably made, with interest at the “prime rate” of the Trustee, as announced from time to time (or, if none, the nearest equivalent), in the exercise of its rights or the performance of its obligations hereunder or under the Indenture, to the extent that it acts without previously obtaining indemnity. No permissive right or power to act shall be construed as a requirement to act; and no delay in the exercise of any such right or power shall affect the subsequent exercise of that right or power. The Issuer shall not be required to take notice of any breach or default by the Company under this Agreement except when given notice thereof by the Trustee. No recourse shall be had by the Company, the Trustee or any Bondholder for any claim based on this Agreement, the Indenture, the Bonds or any agreement securing the same against any director, officer, agent or employee of the Issuer alleging personal liability on the part of such person unless such claim is based upon the willful dishonesty of or intentional violation of law by such person. No covenant, stipulation, obligation or agreement of the Issuer contained in this Agreement or the Indenture shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future director, officer, employee or agent of the Issuer in his or her individual capacity, and no person executing a Bond shall be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof.

Without limiting the generality of the foregoing, the Company acknowledges that in the event of an examination, inquiry or related action by the Internal Revenue Service with respect to the Bonds or the exclusion of interest thereon from the gross income of the holders thereof for federal income tax purposes, the Issuer may be treated as the responsible party, and the Company agrees to respond promptly and thoroughly to the satisfaction of the Issuer to such examination, inquiry or related action on behalf of and at the direction of the Issuer. The Company further agrees to pay all costs of counsel selected by the Issuer to represent the Issuer in connection with such examination, inquiry or related action. The Company shall indemnify and hold harmless the Issuer against any and all costs, losses, claims, penalties, damages or liability of or resulting from such examination, inquiry or related action by the Internal Revenue Service, including any settlement thereof by the Issuer.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices. All notices, certificates or other communications shall be deemed sufficiently given if sent by facsimile (receipt confirmed) or if mailed by first-class mail, postage prepaid, addressed to the Issuer, the Company, or the Trustee, as the case may be, as follows:

To the Issuer:

Massachusetts Development Finance Agency

160 Federal Street

Boston, Massachusetts 02110

Attention: Senior Vice President – Investment Banking

Telephone: (617) 330-2000

Facsimile: (617) 330-2001

(with a copy to the General Counsel)

To the Company:

Covanta Holding Corporation

445 South Street

Morristown, New Jersey 07960

Attention: Vice President and Treasurer

Telephone: (862) 345-5401

Facsimile: (862) 345-5160

(with a copy to the General Counsel)

To the Trustee:	Wells Fargo Bank, N.A. 123 S. Broad Street Suite 1500, 15th Floor MAC: Y1379-157 Philadelphia, PA 19109 Attn: Corporate Trust Services Telephone: (215) 670-6554 Facsimile: (877) 775-7570

To the Rating Agency: (if then rating the Bonds)

Standard and Poor’s Rating Services

55 Water Street, 38th Floor

New York, NY 10041

Attention: Structured Finance Group

Telephone: (212) 438-1263

Facsimile: (212) 438-2154

Moody’s Investors Service, Inc.

7 World Trade Center

250 Greenwich Street

New York, NY 10007

Telephone: (212) 553-4136

Fitch, Inc. One State Street Plaza New York, NY 10004 Telephone: (212) 908-0351

A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee and any Credit Provider, if applicable. Notices to the Trustee are effective only when actually received by the Trustee. The Issuer, the Company, the Trustee and any Credit Provider, if applicable, may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 10.2. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

Section 10.3. Execution of Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 10.4. Amendments, Changes and Modifications. Except as otherwise provided in this Agreement or the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated except by the written agreement of the Issuer and the Company and with the written consent of the Credit Provider, if applicable, and of the Trustee, if required, in accordance with Section 9.5 of the Indenture.

Section 10.5. Governing Law. This Agreement shall be construed in accordance with and governed by the Constitution and laws of the Commonwealth applicable to contracts made and performed in the Commonwealth.

Section 10.6. Authorized Representative. Whenever under the provisions of this Agreement the approval of the Company is required or the Company is required to take some action at the request of the Issuer, such approval or such request shall be given on behalf of the Company by its Authorized Representative, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

Section 10.7. Term of the Agreement. This Agreement shall be in full force and effect from the date hereof and shall continue in effect as long as any of the Bonds are Outstanding or the Trustee holds any moneys under the Indenture, whichever is later.

Section 10.8. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns; subject, however, to the limitations contained in Sections 5.2 and 5.9 hereof.

Section 10.9. Complete Agreement. The parties agree that the terms and conditions of this Agreement supersede those of all previous agreements between the parties, and that this Agreement, together with the documents referred to in this Agreement, contains the entire agreement between the parties hereto. The Trustee shall be deemed to be a third party beneficiary of this Agreement.

Section 10.10. Business Days. If any payment is to be made hereunder or any action is to be taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date.

Section 10.11. Waiver of Personal Liability. No director, member, officer, agent or employee of the Issuer or any director, officer, agent or employee of the Company or the Guarantor or any subsidiary thereof shall be individually or personally liable for the payment of any principal of and interest on the Bonds or any other sum hereunder or be subject to any personal liability or accountability by reason of the execution and delivery of this Agreement, but nothing herein contained shall relieve any such member, director, officer, agent or employee from the performance of any official duty provided by law or by this agreement; provided, however, that no covenant, agreement or obligation contained herein shall be deemed to be a covenant, agreement or obligation of any past, present or future director, member, officer, employee or agent of the Issuer in his individual capacity so long as he acts in good faith, and no such director, member, officer, employee or agent shall be subject to any liability under this Agreement or with respect to any other action taken by him provided that he does not act in bad faith.

Section 10.12. Waivers. The Company hereby (i) irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or the Project and for any counterclaim therein and (ii) irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the MASSACHUSETTS DEVELOPMENT FINANCE AGENCY has caused this Agreement to be executed in its name by a duly authorized officer and COVANTA HOLDING CORPORATION has caused this Agreement to be executed in its name by a duly authorized officer, all as of the date first above written.

MASSACHUSETTS DEVELOPMENT
FINANCE AGENCY

By:	/s/ Steven J. Chilton
Authorized Officer

COVANTA HOLDING CORPORATION

By:	/s/ Bradford J. Helgeson
Name:	Bradford J. Helgeson
Title:	Vice President & Treasurer

Exhibit A

Description of Project

The Project consists of the financing or refinancing of (A)(i) the acquisition, installation and equipping of new collection vehicles, trucks, trailers, solid waste disposal containers and related equipment, and of computers; (ii) the acquisition, installation and equipping of certain solid waste disposal sorting and processing equipment; (iii) the improvement and equipping of certain solid waste transfer stations and (iv) certain landfill development costs, including vertical and horizontal landfill cell development and liners to create additional disposal capacity at the Company’s current permitted landfill sites and general improvements to such landfill sites, including various upgrades to the leachate collection system, methane gas collection system, landfill airspace construction, and other infrastructure improvements, all of which aforementioned projects and assets are located or to be located at and operated from and at 100 Recovery Way, Haverhill, Massachusetts; 118 Federal Road, Carver, Massachusetts; 141 Cranberry Highway, Rochester, Massachusetts; 141 Cranberry Highway, West Wareham, Massachusetts; 257 Ivory Street, Braintree; 188 M Street Extension, Agawam, Massachusetts; 1 M Street, Agawam, Massachusetts; M Street Extension, Agawam, Massachusetts; 500 Hubbard Avenue, Pittsfield, Massachusetts; and 0 Farm Avenue, Peabody, Massachusetts; and (B)(i) the construction and equipping of and improvements to a mass burn, resource recovery, steam and electricity generating facility, together with all additions, replacements, appurtenant structures and equipment including Federally mandated environmental upgrades, located at 100 Recovery Way, Haverhill, Massachusetts; (ii) the construction and equipping of and improvements to landfill facilities located at 100 Recovery Way, Haverhill, Massachusetts; (iii) the acquisition, construction, development, improving and equipping of a solid waste disposal, electricity generating and resource recovery facility and related facilities, located at 141 Cranberry Highway, Rochester, Massachusetts and 141 Cranberry Highway, West Wareham, Massachusetts; and (iv) the acquisition, construction, development improving and equipping of a solid waste transfer station located at 257 Ivory Street, Braintree, Massachusetts.

The Project shall also include, without limitation, any other permitted use of the Bond proceeds by the Company under the Tax Certificate, as well as any installation, development, design, engineering, replacements, demolition, improvements, equipment, construction, renovation, structures, permitting and capital expenditures that were, or will be, undertaken or incurred to accomplish the foregoing.